Exhibit 2.1

EXECUTION VERSION

THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Third Amendment to Business Combination Agreement (this “Third Amendment”) is made and entered into as of August 11, 2023, by and among (i) Relativity Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Relativity Acquisition Sponsor, LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative under the Amended Agreement (as hereinafter defined) (the “Purchaser Representative”), and (iii) Timothy J. Fullum in the capacity as the Seller Representative under the Amended Agreement (the “Seller Representative”). The Purchaser, the Purchaser Representative, and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended Agreement.

RECITALS:

A. The Parties and each of (i) SVES, Inc. (formerly Relativity Holdings Inc.), a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Pubco”), (ii) Relativity Purchaser Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco, (iii) SVES GO, LLC, a Florida limited liability company, SVES LLC, a Florida limited liability company, SVES CP LLC, a Florida limited liability company and SVES APPAREL LLC, a Florida limited liability company, (iv) SVGO LLC, ESGO LLC, SV Apparel LLC and ES Business Consulting LLC (each, a “Seller” and collectively, the “Sellers”), and (v) Timothy J. Fullum and Salomon Murciano are parties to that certain Business Combination Agreement made and entered into as of February 13, 2023, as amended by that First Amendment to Business Combination Agreement, dated March 20, 2023 and that Second Amendment to Business Combination Agreement, dated April 19, 2023 (the “Amended Agreement”).

B. The Parties desire to amend the Amended Agreement in accordance with Section 10.9 thereof (as amended from time to time, including by this Third Amendment, the “Business Combination Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the other provisions contained in this Third Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Amendments to Business Combination Agreement.

(a) Section 1.2 of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Subject to the satisfaction of the terms and conditions set forth herein, at the Closing (as hereinafter defined), each Company Interest Holder shall transfer, assign, and contribute to Pubco all of such Company Interest Holder’s right, title and interest in and to the Company Interests owned by such Company Interest Holder free and clear of all Liens other than Liens imposed by federal and state securities laws and the Organizational Documents of each Operating Company (the “Seller CI Permitted Encumbrances”) in exchange for the consideration described in Section 1.2(b) (such transaction, the “Equity Contribution”).

(b) The aggregate consideration to be paid to the Company Interest Holders pursuant to the Equity Contribution shall be an amount equal to Six Hundred Thirty-Two Million U.S. Dollars ($632,000,000) (the “Contribution Consideration”), with the Company Interest Holders receiving an aggregate amount of shares of Pubco Common Stock determined by dividing the Contribution Consideration by $10 (the “Aggregate Seller Share Amount”). Prior to the Closing, the Sellers shall deliver an executed written directive setting forth the portion of the Aggregate Share Amount to be received by each Company Interest Holder (the “Consideration Directive”). Immediately prior to the Effective Time, all of the Company Convertible Securities shall have been exercised and shall have been exchanged or converted for Company Interests pursuant to the terms of such Company Convertible Securities.”

(c) At the Closing, (i) each Company Interest Holder will execute assignments in customary form transferring the Company Interests owned by such Company Interest Holder to Pubco (the “Assignments”) together with any related documentation reasonably requested by the Purchaser in connection therewith and (ii) Pubco shall issue certificates representing the shares of Pubco Common Stock issuable to each Company Interest Holder in accordance with the Consideration Directive.”

(b) The second sentence of Section 6.3 of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

“Each Party agrees that (i) Purchaser shall have until 5:00 p.m. on August 31, 2023, to conduct additional due diligence (the “Due Diligence Period”) on the Target Companies to determine whether any facts exist that would result, individually or in the aggregate, in a reduction of the valuation of the Target Companies by an amount equal to or greater than five percent (5%) of the Contribution Consideration (such 5% reduction in valuation, a “Material Reduction”) and (ii) notwithstanding anything herein to the contrary, the Sellers, prior to 5:00 p.m. on August 31, 2023, shall deliver the Company Disclosure Schedules to the Purchaser.”

(c) The second sentence of Section 6.12(a) of the of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

“The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Pubco Organizational Documents, (iii) adoption and approval of a new equity incentive plan for Pubco in a form to be approved by the Seller Representative and the Purchaser Representative (the “Incentive Plan”), which will provide for awards for a number of shares of Pubco Common Stock, (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.17 hereof, (v) approval of the amendment of Purchaser’s Organizational Documents, as applicable, to eliminate the limitation that Purchaser shall not redeem shares Purchaser Class A Common Stock to the extent such redemption would cause Purchaser’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment”); and (vi) such other matters as the Seller Representative and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Stockholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.”

(d) Section 7.1(f) of the of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

“Net Tangible Assets Test. Solely to the extent that the stockholders of Purchaser do not approve the Redemption Limitation Amendment, immediately after the consummation of the transactions contemplated hereby, Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption, the TC Line of Credit, and any Transaction Financing) or upon the Closing after giving effect to the Transactions (including the Closing Redemption, the TC Line of Credit, and any Transaction Financing).”

(e) Section 8.1(b) of the of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

“by written notice by the Purchaser or the Seller Representative if any of the conditions to the Closing set forth herein have not been satisfied or waived by February 15, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to either the Purchaser or the Seller Representative if the breach or violation by either a Seller, a Founder, an Operating Company or its Affiliates, or a Purchaser Party or their respective Affiliates, as applicable, of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

(f) Section 11.1 of the Amended Agreement is hereby amended to include the following immediately after the definition of Company Interests:

“Company Interest Holder” means, collectively, the holders of Company Interests.

2. Miscellaneous. Except as expressly provided in this Third Amendment, all of the terms and provisions in the Amended Agreement are and shall remain unchanged and in full force and effect, on the terms set forth therein. This Third Amendment does not constitute, directly or by implication, or a waiver of any provision of the Amended Agreement, or any other right, remedy, power or privilege of any party. Any reference to the Business Combination Agreement in the Business Combination Agreement shall hereinafter mean the Amended Agreement, as amended by this Third Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). This Third Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Amended Agreement, and, without limiting the foregoing, Sections 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.11, 10.13, and 10.15 of the Amended Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Third Amendment as if all references to the “Agreement” contained therein were instead references to this Third Amendment.

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IN WITNESS WHEREOF, each Party hereto has caused this Third Amendment to be signed and delivered as of the date first written above.

The Purchaser:

RELATIVITY ACQUISITION CORP.

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Chief Executive Officer

The Purchaser Representative:

RELATIVITY ACQUISITION SPONSOR, LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Managing Member

[Signature Page to Third Amendment to Business Combination Agreement]

The Seller Representative:

Timothy J. Fullum, solely in the capacity as the Seller Representative hereunder

/s/ Timothy J. Fullum
Timothy J. Fullum

[Signature Page to Third Amendment to Business Combination Agreement]